    As filed with the Securities and Exchange Commission on January 2, 2003
                                File No. 70-10087

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                 AMENDMENT NO. 1
                                       TO
                        FORM U-1 APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                        ---------------------------------

                     SCANA CORPORATION                                           PRIMESOUTH, INC.
           SOUTH CAROLINA ELECTRIC & GAS COMPANY                                   PALMARK, INC.
          SOUTH CAROLINA GENERATING COMPANY, INC.                              SCANA RESOURCES, INC.
             SOUTH CAROLINA FUEL COMPANY, INC.                             SCANA DEVELOPMENT CORPORATION
            SOUTH CAROLINA PIPELINE CORPORATION                           SCANA PETROLEUM RESOURCES, INC.
                     SCG PIPELINE, INC.                                        SCANA SERVICES, INC.
                SCANA ENERGY MARKETING, INC.                   PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED
                 SCANA ENERGY TRADING, LLC                                  PSNC BLUE RIDGE CORPORATION
             SCANA PUBLIC SERVICE COMPANY, LLC                            PSNC CARDINAL PIPELINE COMPANY
                 SCANA COMMUNICATIONS, INC.                                CLEAN ENERGY ENTERPRISES INC.
                     SERVICECARE, INC.

                                1426 Main Street
                         Columbia, South Carolina 29201
         (Name of company or companies filing this statement and address of principal executive offices)
--------------------------------------------------------------------------------
                                SCANA CORPORATION

 (Name of top registered holding company parent of each applicant or declarant)

                        ---------------------------------
                                 Kevin B. Marsh
                                H. Thomas Arthur
                                SCANA CORPORATION
                                1426 Main Street
                         Columbia, South Carolina 29201

                     (Name and address of agent for service)

                        ---------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

                                William J. Harmon
                                Debra J. Schnebel
                           Jones, Day, Reavis & Pogue
                           77 West Wacker, Suite 3500
                                Chicago, IL 60601
                                 (312) 782-3939

         This Amendment No. 1 to Form U-1 Application-Declaration amends the Application-Declaration on Form U-1 filed with the Securities and Exchange Commission in this docket on September 20, 2002 by filing Exhibits F-1 and I-1.


                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                        SCANA CORPORATION


                                        By /s/ H. THOMAS ARTHUR
                                          --------------------------------------
                                        Name:   H. Thomas Arthur
                                        Title:  Senior Vice President and
                                        General Counsel


                                        SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                        SOUTH CAROLINA GENERATING COMPANY, INC.
                                        SOUTH CAROLINA FUEL COMPANY, INC.
                                        SOUTH CAROLINA PIPELINE CORPORATION
                                        SCG PIPELINE, INC.
                                        SCANA ENERGY MARKETING, INC.
                                        SCANA ENERGY TRADING, LLC
                                        SCANA PUBLIC SERVICE COMPANY, LLC
                                        SCANA COMMUNICATIONS, INC.
                                        SERVICECARE, INC.
                                        PRIMESOUTH, INC.
                                        PALMARK, INC.
                                        SCANA RESOURCES, INC.
                                        SCANA DEVELOPMENT CORPORATION
                                        SCANA PETROLEUM RESOURCES, INC.
                                        SCANA SERVICES, INC.
                                        PUBLIC SERVICE COMPANY OF NORTH
                                           CAROLINA, INCORPORATED
                                        PSNC BLUE RIDGE CORPORATION
                                        PSNC CARDINAL PIPELINE
                                        COMPANY CLEAN ENERGY
                                        ENTERPRISES INC.

                                        By:  SCANA CORPORATION

                                        By /s/ H. Thomas Arthur
                                           -------------------------------------
                                        Name:  H. Thomas Arthur
                                        Title:  Senior Vice President and
                                        General Counsel


Date:  January 2, 2003


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